Exhibit 99.1

Molecular Insight Receives Third Extension

of Waiver Agreement with Bond holders

Cambridge, MA, June 22, 2010 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals for use in oncology, today announced that the Company has received a third extension of its waiver agreement with its Bond holders, allowing debt restructuring discussions to progress.

Earlier this year, Molecular Insight executed waiver agreements and subsequent amendments with holders of the Company’s outstanding Senior Secured Bonds and the Bond Indenture trustee and announced ongoing discussions with the holders of its Bonds concerning a restructuring of its outstanding debt. Under terms of the third waiver announced today, the Bond holders and Bond Indenture trustee agreed to extend the waiver of a default arising from the inclusion of a going concern explanatory paragraph in the independent auditor’s report on the Company’s financial statements for the year ended December 31, 2009 and other technical defaults under the Bond Indenture. The term of the third waiver is extended until 12:01 AM Eastern Daylight Time on July 2, 2010. During this waiver period, the Company expects to conclude discussions with its Bond holders regarding the principal terms of a potential restructuring of its $194 million of outstanding debt. There are no assurances, however, that such discussions will be successfully concluded.

The waiver continues to be subject to a number of terms and conditions relating to the provision of certain information to the Bond holders, among other conditions and matters. In the event that the waiver expires or terminates prior to the successful conclusion of the Company’s negotiations with its Bond holders regarding the restructuring of its outstanding debt, the Company will be in default of its obligations under the Indenture and the Bond holders may choose to accelerate the debt obligations under the Indenture and demand immediate repayment in full and seek to foreclose on the collateral supporting such obligations. If the Company’s debt obligations are accelerated or are not restructured on acceptable terms, it is likely the Company will be unable to repay such obligations and may seek protection under the U.S. Bankruptcy Code or similar relief.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our negotiations with our Bond holders and the consequences of the failure to reach agreement with the Bond holders in regard to avoiding acceleration of the debt obligations under the Bond Indenture and restructuring such debt on acceptable terms, our ability to meet our obligations under the Bond Indenture, our potential insolvency and other consequences caused by a default under the Bond Indenture. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, risks and uncertainties related to the progress, timing, and results of our negotiations with the Bond holders regarding the debt restructuring, and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:

Investors

Chuck Abdalian

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media

Martin A. Reynolds Manager Corporate Communications (617) 871-6734 mreynolds@molecularinsight.com	Susan Pietropaolo BCC Partners (201) 923-2049 spietropaolo@bccpartners.com